EXHIBIT 99.1

OXiGENE Reports Encouraging Data From Phase 2 Trial of ZYBRESTAT(TM) in Non-small Cell Lung Cancer

SOUTH SAN FRANCISCO, Calif., June 4, 2011 (GLOBE NEWSWIRE) -- OXiGENE, Inc. (Nasdaq:OXGN), a clinical-stage, biopharmaceutical company developing novel therapeutics to treat cancer and eye diseases, announced today that it presented updated safety and clinical activity data from the FALCON trial, a stratified randomized, controlled Phase 2 study of ZYBRESTAT™ (fosbretabulin tromethamine, or CA4P) in patients with non-small cell lung cancer (NSCLC), at the 2011 Annual Meeting of the American Society of Clinical Oncology (ASCO) in Chicago, Illinois. The data were presented in a poster by Edward Garon, M.D., Assistant Professor of Medicine at the University of California, Los Angeles and primary investigator in the study.

An updated analysis conducted approximately 11 months after the enrollment of the last patient in June 2010 showed that the combination regimen of ZYBRESTAT plus bevacizumab, carboplatin and paclitaxel (ZYBRESTAT Arm) was observed to be well-tolerated with no significant cumulative toxicities when compared with the control arm of the study. In addition, a pre-specified subgroup analysis showed meaningful improvements in median time to progression for patients with poor performance status (ECOG Performance Status 1). While the median time to progression for the overall patient population was similar in both arms of the study, 8.6 months for the ZYBRESTAT arm compared with 9.0 months on the control arm, an analysis of the patient strata showed that patients with poor performance status who received ZYBRESTAT in addition to bevacizumab and chemotherapy achieved a median time to progression of 9.8 months compared with only 3.8 months for patients in this same subgroup on the control arm of the study with a hazard ratio (95% CI) of 0.51 (0.23, 1.16).

These data were presented in a poster titled, "Randomized Phase 2 Trial of a Vascular Disrupting Agent (VDA) Fosbretabulin Tromethamine (CA4P) with Carboplatin, Paclitaxel and Bevacizumab in Stage IIIB/IV Non-Squamous Non Small Cell Lung Cancer (NSCLC): Analyses of Safety and Efficacy of the FALCON Trial," by Dr. Garon.

"The FALCON results show evidence of activity with an increased response rate in patients who were treated with the combination of ZYBRESTAT, bevacizumab and chemotherapy. Non-small cell lung cancer patients with a poorer performance status also had a clinically meaningful increase in time to progression in patients. These results are highly encouraging," said Dr. Garon. "The suggestion that this combination may be especially beneficial in a sicker patient population should be explored in a larger trial to delineate the potential of targeting more advanced patient populations with the combined effects of a vascular disrupting agent, anti-angiogenic and chemotoxic therapies."

"With several clinical trials completed in multiple indications, we now have a large body of data showing the excellent combinability potential of ZYBRESTAT," said Peter Langecker, M.D., Chief Executive Officer at OXiGENE. "In addition, this study provides data in non-small cell lung cancer suggesting that ZYBRESTAT may benefit patients with more advanced stages of disease, such as patients with ECOG 1 status. We believe that designing a development plan based on targeting this subgroup of patients could represent a sensible and achievable clinical strategy and we look forward to discussing further development of ZYBRESTAT with potential pharmaceutical partners."

FALCON is a randomized, controlled study investigating the addition of ZYBRESTAT (fosbretabulin tromethamine, or CA4P) to standard therapy (carboplatin, paclitaxel, and bevacizumab, or C/P/Bev) in patients with Stage IIIb or IV predominantly non-squamous NSCLC. Randomization was stratified by ECOG status and prior therapies. A total of 60 patients were treated with 29 in the standard therapy arm and 31 in the ZYBRESTAT + standard therapy arm (safety population). The treatment arms were well balanced except for a greater number of males in the CA4P arm. Disease was predominately Stage IV in both arms. Of the 60 patients treated, 29 were ECOG 1 status, with 16 ECOG 1 patients in the ZYBRESTAT arm and 13 ECOG 1 patients in the control arm. Patients received CA4P plus standard therapy, or standard therapy alone, every 21 days for up to 6 cycles (treatment phase). Patients without disease progression after 6 cycles could continue to receive bevacizumab with or without CA4P (depending on treatment arm) until disease progression (maintenance phase).

Key data points from the FALCON trial are as follows.

Progression-free survival (PFS)

  PFS determined by RECIST criteria.
  Median PFS was 8.6 months in the ZYBRESTAT arm versus 9.0 months in the standard therapy arm (HR with 95% CI: 1.05 (0.56, 1.98)).
  Median PFS in patients with ECOG 0 status was 7.0 months in the ZYBRESTAT  arm versus 11.5 months in the standard therapy arm (HR with 95% CI: 2.38 (1.00, 5.69)).
  Median PFS in patients with ECOG 1 status was 9.8 months in the ZYBRESTAT arm versus 3.8 months in the standard therapy arm (HR with 95% CI: 0.51 (0.23, 1.16)).

Tumor response

  Partial Response (PR) was 56% in the ZYBRESTAT arm and 36% in the standard therapy arm.

Tolerability

  The addition of ZYBRESTAT to standard therapy appeared to be well tolerated.
  Safety profiles were similar with ZYBRESTAT+ C/P/Bev and C/P/Bev.
  Grade 3 hypertension was more frequent in the ZYBRESTAT arm and manageable with use of amlodipine prophylaxis or other anti-HTN medications following protocol management guidelines.
  Grade 1-4 neutropenia was more frequent in the ZYBRESTAT arm, but there was no difference in dose reductions between the two treatment arms.
  3 patients experienced transient and reversible cardiac ischemia that resolved within 24-72 hours.
  The addition of ZYBRESTAT to C/P/Bev:
  Slightly increased QTc prolongation (mostly Grade 1 or 2). 3 patients (1 in CA4P arm and 2 in C/P/Bev) had Grade 3 QTc prolongation.
  Did not increase selected bevacizumab-associated safety events such as arterial thrombotic events, proteinuria, or bleeding.
  Did not adversely affect renal or hepatic function.

A copy of the poster "Randomized Phase 2 Trial of a Vascular Disrupting Agent (VDA) Fosbretabulin Tromethamine (CA4P) with Carboplatin, Paclitaxel and Bevacizumab in Stage IIIB/IV Non-Squamous Non Small Cell Lung Cancer (NSCLC): Analyses of Safety and Efficacy of the FALCON Trial" is available on OXiGENE's website at www.oxigene.com.

About ZYBRESTAT (fosbretabulin tromethamine)

ZYBRESTAT is being evaluated in studies of patients with non-squamous non-small cell lung cancer, anaplastic thyroid cancer, platinum-sensitive ovarian cancer and other clinical trials. OXiGENE believes that ZYBRESTAT is poised to become an important therapeutic option in a novel class of small-molecule drug candidates called vascular disrupting agents. Through interaction with vascular endothelial cell cytoskeletal proteins, ZYBRESTAT selectively targets and collapses tumor vasculature, thereby depriving the tumor of oxygen and causing death of tumor cells. In clinical trials in solid tumors, ZYBRESTAT has shown potent and selective activity against tumor vasculature, as well as possible clinical activity against anaplastic thyroid cancer, ovarian cancer and various other solid tumors.

About OXiGENE

OXiGENE is a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer and eye diseases. The Company's major focus is developing vascular disrupting agents that selectively disrupt abnormal blood vessels associated with solid tumor progression and visual impairment. OXiGENE is dedicated to leveraging its intellectual property and therapeutic development expertise to bring life-extending and life-enhancing medicines to patients.

The OXiGENE, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4969

Safe Harbor Statement

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Any or all of the forward-looking statements in this press release, which include possible outcomes of clinical studies involving ZYBRESTAT, interest among potential partners or regulatory outcomes, may turn out to be wrong. Forward-looking statements can be affected by inaccurate assumptions OXiGENE might make or by known or unknown risks and uncertainties, including, but not limited to, the outcome of clinical studies and the availability of additional financing to continue development of ZYBRESTAT. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in OXiGENE's reports to the Securities and Exchange Commission, including OXiGENE's reports on Form 10-K, 10-Q and 8-K. However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

CONTACT: Investor and Media Contact:
         Michelle Edwards, Investor Relations
         medwards@oxigene.com
         650-635-7006